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                                                                     EXHIBIT 5.1

             Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered.




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                        [ON ALSTON & BIRD LLP LETTERHEAD]

JOEL J. HUGHEY                                        DIRECT DIAL: 404-881-7490

                                September 3, 1999

HeadHunter.NET, Inc.
6410 Atlantic Blvd., Suite 160
Norcross, Georgia 30071

         Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to HeadHunter.NET, Inc., a Georgia corporation ("the Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), up to 1,347,250 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued by the Company upon the grant or exercise of (i) awards pursuant to the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan (the "Plan"),
(ii) options assumed by HeadHunter.NET, Inc., which were granted under the HeadHunters, L.L.C. Employee Common Unit Option Plan pursuant to option agreements and (iii) non-employee director non-qualified options granted pursuant to option agreements. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission's Regulation S-K.

         We have examined the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of proceedings of the Board of Directors and shareholders of the Company deemed by us to be relevant to this opinion letter, the Plan, option agreements and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

         This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

         Our opinion set forth below is limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other laws.


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         Based upon the foregoing, it is our opinion that the Shares to be issued under the Plan or pursuant to the exercise of the aforementioned option agreements are duly authorized and, when issued by the Company in accordance with the terms of the Plan or the option agreements, as the case may be, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                             ALSTON & BIRD LLP


                                             By:/s/ Joel J. Hughey
                                                -------------------------------
                                                 Joel J. Hughey, Partner